Exhibit 99

CENTRAL FEDERAL CORPORATION ANNOUNCES NEW DIRECTOR

WORTHINGTON, Ohio, July 3, 2018 -- Central Federal Corporation (CFBK) (the "Company") and its wholly-owned banking subsidiary, CFBank, N.A. (“CFBank”) are pleased to announce that David L. Royer will serve on the Central Federal Corporation and CFBank Board of Directors, effective July 1, 2018.

David L. Royer is the Executive Vice President of Development for Continental Real Estate Companies. He has also served as Vice President of Finance and Development for CREC across a diverse set of commercial development projects. Prior to Continental, David served as Vice President for Fifth Third Bank in their commercial real estate group. He earned his finance degree from Miami University (1989) and an MBA from The Ohio State University (1993).

David currently serves as a board member for Scioto Country Club, First Community Village Foundation and NAIOP of Central Ohio (a national commercial real estate development association).  David is a Past President of The Athletic Club of Columbus (2010) and NAIOP of Central Ohio (2017).  Prior bank board experience includes serving on various Columbus area Advisory Bank Boards. He also served on the Board for Junior Achievement of Central Ohio. David is a member and advisor for the Columbus real estate firm, Kohr Royer Griffith, Inc. David is also a current member of the Columbus Board of Realtors and the National Association of Realtors.

Timothy O’Dell, President and CEO commented, “David’s depth of Commercial Real Estate experience and expertise will be a great asset to our bank as we continue to grow and expand.  His CRE business and development expertise skills along with his prior bank real estate lending background provides him with unique perspectives on the Commercial Real Estate industry.”  Additionally, David is well connected within the Central Ohio Business Community.

Chairman of the Board of CFC and CFBank, Robert E. Hoeweler, added “The Board and I are highly enthused that David will be joining us.  His Commercial Real Estate background and insights will be valuable to both the Board and Management team.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, N.A. a national bank formed in Ohio in 1892.  CFBank has a presence in four major Metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides personalized Business Banking products and services including Commercial loans and leases, Commercial and Residential Real Estate loans and Treasury Management Depository services.  Our products and services are particularly focused on serving the banking and financing needs of closely held businesses, and our business model emphasizes Personalized Service, Customer access to decision makers, quick execution, and the convenience of Online Internet banking, Mobile Banking, Remote Deposit and Corporate Treasury management.

Additional information about the Company and CFBank is available at www.CFBankOnline.com